Exhibit 23.2

February 16, 2011

Cabot Oil & Gas Corporation

Three Memorial City Plaza

840 Gessner

Suite 1400

Houston, TX 77024

Re:	Securities and Exchange Commission
Form 10-K of Cabot Oil & Gas Corporation

Gentlemen:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-68350, 333-83819 and 333-151725) and Form S-8 (File Nos. 333-37632, 33-53723, 33-35476, 333-92264, 333-123166 and 333-135365) of Cabot Oil & Gas Corporation of our report dated February 1, 2011, regarding the Cabot Oil & Gas Corporation Proved Reserves and Future Net Revenues as of December 31, 2010, and of references to our firm which report and references are to be included in Form 10-K for the year ended December 31, 2010 to be filed by Cabot Oil & Gas Corporation with the Securities and Exchange Commission.

Miller and Lents, Ltd. has no financial interest in Cabot Oil & Gas Corporation or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report. Miller and Lents, Ltd. also has no director, officer, or employee employed or otherwise connected with Cabot Oil & Gas Corporation. We are not employed by Cabot Oil & Gas Corporation on a contingent basis.

Yours very truly, MILLER AND LENTS, LTD. Texas Registered Engineering Firm No. F-1442

/s/ Carl D. Richard
Carl D. Richard, P.E. Senior Vice President